PAUL J. COUCHOT - State Bar No. 131934
MICHAEL D. GOOD - State Bar No. 176033
WILLIAM J. WALL -- State Bar No. 203970
WINTHROP COUCHOT
PROFESSIONAL CORPORATION
3 Civic Plaza, Suite 280
Newport Beach, CA 92660

Telephone: (949) 720-4100
Facsimile: (949) 720-4111
Attorneys for Debtors and Debtors-in-Possession


                         UNITED STATES BANKRUPTCY COURT
                         CENTRAL DISTRICT OF CALIFORNIA


In re                                       Case No.  SA01-13495-JR

FREEREALTIME.COM, INC. and its              Jointly Administered with
Related Entity,                             Case No. SA01-13497JR

                                            In a Case Under Chapter 11 of the
                                            Bankruptcy Code (11 U.S.C. ss.1101
            Debtors and                     et seq.)
            Debtors-in-Possession.
                                            ORIGINAL JOINT DISCLOSURE STATEMENT
                                            DESCRIBING ORIGINAL
                                            JOINT CHAPTER 11 PLAN

                                            DISCLOSURE STATEMENT HEARING
                                            ----------------------------

                                            Date: February 27, 2002
                                            Time: 9:30 a.m.
                                            Ctrm: "5A"
                                                           411 W. Fourth Street
                                                           Santa Ana, CA

                                            PLAN CONFIRMATION HEARING
                                            -------------------------
                                            Complete This Section When
                                            Applicable

                                            Date: [To be Set]
                                            Time: [To be Set]
                                            Ctrm: "5A"
                                                           411 W. Fourth Street
                                                           Santa Ana, CA

                                       I.

                                  INTRODUCTION
                                  ------------

         FreeRealTime.com, Inc. ("FRTI") and FreeRealTime.com Canada are the Debtors and Debtors-in-Possession (collectively, "Debtors") in these jointly administered Chapter 11 bankruptcy cases. On April 24, 2001, the Debtors commenced a bankruptcy case by filing voluntary Chapter 11 petitions under the United States Bankruptcy Code ("Code"), 11 U.S.C. ss. 101 et seq. Chapter 11 allows the Debtor, and under some circumstances, Creditors and other parties in interest, to propose a plan of reorganization. The Plan provides for the Debtors to reorganize by continuing to operate. The Debtors are the parties proposing the Original Joint Plan of Reorganization ("Plan") sent to you in the same envelope as this document. THE DOCUMENT YOU ARE READING IS THE DISCLOSURE STATEMENT FOR THE ENCLOSED PLAN.

         The Joint Plan is a reorganizing Plan. In other words, the Debtors intend to fund their respective obligations by distributing to each unsecured claimant a certain number of newly issued shares of common stock of FRTI, representing each claimant's pro rata share of eighty percent (80%) of such newly issued shares. Twenty percent (20%) of the newly issued shares of common stock of FRTI shall be distributed to the Debtors' management and employees. The newly issued shares of common stock of FRTI as described above shall have no anti-dilution protection and the Debtors reserve the right to issue additional shares to potential capital investors, strategic partners, joint ventures, and/or other purposes as determined to be in the best interest of FRTI by FRTI's Board of Directors. All equity interests in the Debtors currently issued and outstanding (including common stock, stock options, and stock warrants) will be canceled. The Effective Date of the proposed Plan is the date not later than the fifth (5th) Business Day following the date upon which the Confirmation Order becomes a Final Order.

A.       PURPOSE OF THIS DOCUMENT

         This Disclosure Statement summarizes what is in the Plan, and tells you certain information relating to the Plan and the process the Court follows in determining whether or not to confirm the Plan.

READ THIS DISCLOSURE STATEMENT CAREFULLY IF YOU WANT TO KNOW ABOUT:

         (1)      WHO CAN VOTE OR OBJECT;

         (2) WHAT THE TREATMENT OF YOUR CLAIM IS, (I.E., WHAT YOUR CLAIM WILL RECEIVE IF THE PLAN IS CONFIRMED) AND HOW THIS TREATMENT COMPARES TO WHAT YOUR CLAIM WOULD RECEIVE IN LIQUIDATION;

         (3) THE HISTORY OF THE DEBTORS AND SIGNIFICANT EVENTS DURING THE BANKRUPTCY;

         (4) WHAT THINGS THE COURT WILL LOOK AT TO DECIDE WHETHER OR NOT TO CONFIRM THE PLAN;

         (5)      WHAT IS THE EFFECT OF CONFIRMATION; AND

         (6)      WHETHER THIS PLAN IS FEASIBLE.

         This Disclosure Statement cannot tell you everything about your rights. You should consider consulting your own lawyer to obtain more specific advice on how this Plan will affect you and what is the best course of action for you. Be sure to read the Plan as well as the Disclosure Statement. If there are any inconsistencies between the Plan and the Disclosure Statement, the Plan provisions will govern.

         The Code requires a Disclosure Statement to contain "adequate information" concerning the Plan. The Bankruptcy Court ("Court") has approved this document as an adequate Disclosure Statement, containing enough information to enable parties affected by the Plan to make an informed judgment about the Plan. Any party can now solicit votes for or against the Plan.

B.       DEADLINES FOR VOTING AND OBJECTING; DATE OF PLAN CONFIRMATION HEARING

THE COURT HAS NOT YET CONFIRMED THE PLAN DESCRIBED IN THIS DISCLOSURE STATEMENT. IN OTHER WORDS, THE TERMS OF THE PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON ALL CREDITORS AND INTEREST HOLDERS IN THIS CASE.

         1.       TIME AND PLACE OF THE CONFIRMATION HEARING

         The hearing where the Court will determine whether or not to confirm the Plan will take place on __________ at ________, in Courtroom "5A," Ronald Reagan Federal Building, 411 W. Fourth Street, Santa Ana, CA.

         2.       DEADLINE FOR VOTING FOR OR AGAINST THE PLAN

         If you are entitled to vote (as described below), it is in your best interest to timely vote on the enclosed ballot and to return the ballot in the enclosed envelope to:


                    WINTHROP COUCHOT PROFESSIONAL CORPORATION
                            3 Civic Plaza, Suite 280
                             Newport Beach, CA 92660
                               Attn: Lori Gauthier

         Your ballot must be received by [DATE] or it will not be counted.

         3.       DEADLINE FOR OBJECTING TO THE CONFIRMATION OF THE PLAN

         Objections to the confirmation of the Plan must be filed with the Court and served by [DATE] upon

                    WINTHROP COUCHOT PROFESSIONAL CORPORATION
                            3 Civic Plaza, Suite 280
                             Newport Beach, CA 92660
                               Attn: Lori Gauthier

         4.       IDENTITY OF PERSON TO CONTACT FOR MORE INFORMATION REGARDING
                  THE PLAN

         Any interested party desiring further information about the Plan should contact:

                    WINTHROP COUCHOT PROFESSIONAL CORPORATION
                            3 Civic Plaza, Suite 280
                             Newport Beach, CA 92660
                               Attn: Lori Gauthier

C.       DISCLAIMER

         The financial data relied upon in formulating the Plan is based on the Debtors' historical and projected financial statements as submitted by Michael Neufeld, the Debtors' President, Chief Executive Officer, and Chief Financial Officer. Mr. Neufeld has provided the information contained in this Disclosure Statement. The Plan Proponent represents that everything stated in the Disclosure Statement is true to the Plan Proponent's best knowledge. The Court has not yet determined whether or not the Plan is confirmable and makes no recommendation as to whether or not you should support or oppose the Plan.

                                      II.

                                   BACKGROUND
                                   ----------

A.       DESCRIPTION AND HISTORY OF THE DEBTORS' BUSINESSES

         The Debtors are corporations that jointly910 operate a financial and media service business that, among other things, provides "real-time" stock market information to the public. The Debtors have been in this business since 1998. FRTI is a publicly traded company with approximately sixteen (16) million shares of common stock issued and outstanding. . The Debtors filed their petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Santa Ana Division, on April 24, 2001 (the "Petition Date"), and currently operate as debtors and debtors-in-possession under Bankruptcy Code Sections 1107 and 1108.

B.       PRINCIPALS/AFFILIATES OF THE DEBTORS' BUSINESSES

         The Debtors' principals and affiliates include the following:

----------------------------- ----------------------------- ---------------------------- ----------------------------
            NAME                        POSITION                OWNERSHIP INTEREST              ANNUAL SALARY
----------------------------- ----------------------------- ---------------------------- ----------------------------
Michael Neufeld               President                                -0- %                      $165,000
                              CEO
                              CFO
----------------------------- ----------------------------- ---------------------------- ----------------------------
See Exhibit "I" Attached      Stockholders                             100%                           -
----------------------------- ----------------------------- ---------------------------- ----------------------------
Michael Neufeld               Director                                 -0- %                      $165,000
----------------------------- ----------------------------- ---------------------------- ----------------------------


C.       MANAGEMENT OF THE DEBTORS PRIOR TO AND SUBSEQUENT TO THE PETITION DATE

         Prior to the Petition Date, Michael Neufeld, (currently President, Chief Executive Officer, and Chief Financial Officer) was the Debtors' Chief Financial Officer and a member of a large management team. The Debtors also were
- and are - overseen by a Board of Directors ("Board").(2)

------------------


(1) FRTI is the corporate parent of FreeRealTime.com Canada.

(2) Prior to the Petition Date, the Board consisted of eleven (11) other individuals, each of whom resigned from the Board prior to the Debtors' initial Chapter 11 filing. Following the Directors' resignation, the Debtors' applicable by-laws were amended to reflect the Board's reduced size. Mr. Neufeld currently serves as the sole director on FRTI's Board of Directors. Prior to Plan confirmation, Mr. Neufeld plans to fill a minimum of two (2), and as many as four (4), vacancies. Outside directors, when appointed, will receive market rate directors' fees in exchange for their services. Post-confirmation, stockholders will be afforded opportunity to elect or re-elect the Directors at the next annual shareholder meeting.

         Mr. Neufeld has been during the post-petition period - and remains - primarily responsible for overseeing the Debtors' continued operations post-petition. The specific responsibilities and background of Mr. Neufeld, and the remainder of the Debtors' management, are as follows:

         1.       MICHAEL NEUFELD, PRESIDENT, CEO, CFO

         Mr. Neufeld has been CFO of FreeRealTime.com, Inc. since March 2000, and before that was the Debtors' consulting CFO beginning April 1999. Mr. Neufeld was designated President of the Debtors in April 2001, and CEO in December 2001. Mr. Neufeld is responsible for overseeing all aspects of the Debtors' day-to-day operations. Mr. Neufeld's responsibilities include setting long-term corporate objectives and managing the execution of initiatives designed to achieve such objectives. Prior to his service to the Debtors, Mr. Neufeld served as President and CEO of Neufeld & Co., a consulting and management advisory firm; and as CFO and COO of Rand Technology, an Irvine, California-based global semiconductor distributor. Prior to this management experience, Mr. Neufeld held other finance and accounting positions with several other companies including Bankers Trust Company and Arthur Andersen & Co. Mr. Neufeld is a licensed Certified Public Accountant in the State of California, and received his Bachelors of Science degree in Accounting from the University of Florida in December 1987. Mr. Neufeld's current compensation package consists of an annual salary of $165,000, plus medical insurance benefits.

         2.       ROBERT HARRIS, VICE PRESIDENT OF OPERATIONS AND CUSTOMER CARE

         Mr. Harris has been with the Debtors since January 2000, and has over thirty (30) years of experience in the areas of operations, information systems, and customer service. Mr. Harris oversees the "back-end" operations of the Debtors, including the Debtors' customer care team and data center (which houses all of the technology that runs the Debtors' websites and on-line services). Mr. Harris came to FreeRealTime from Pinnacle Micro Inc., where he served as Director of Information Systems, Director of Customer Service and Vice President of Operations. Prior to Mr. Harris' tenure at Pinnacle, he served as Director of Operations for Applied Data Communications, a national service provider for State Farm Insurance. In his current capacity as Vice President of Operations, Mr. Harris draws upon 20 years of experience in the United States Navy, where he managed communications centers throughout the world. Mr. Harris' current compensation package consists of an annual salary of $110,000, plus medical insurance benefits.

         3.       ALEEM RAJPAR, CHIEF DATABASE ARCHITECT AND TECHNOLOGY LEAD

         Mr. Rajpar has been with the Debtors since May 2000. Mr. Rajpar is responsible for all aspects of data management for the Debtors, and serves as Technology Lead on all of the Debtors' projects. His responsibilities include database administration, development and overall design of various data solutions. Prior to joining the Debtors, Mr. Rajpar worked for the International Business Machines Laboratories in Toronto, Canada. An IBM Certified Solutions Expert for Database Administration and Application Development in connection with DB2 Universal Database, Mr. Rajpar brings over a decade of database industry experience to the Debtors. Mr. Rajpar graduated in 1990 from the University of Guelph in Guelph, Ontario, Canada, with an Honors Bachelor of Science degree in Computer Science and a Business Administration minor. Mr. Rajpar's current compensation package consists of an annual salary of $90,000.

         4.       DARRELL NASH, DIRECTOR OF SOFTWARE DEVELOPMENT

         Mr. Nash has been with the Debtors since May 1997. Currently, he oversees the development of all software for the FreeRealTime.com website and related on-line services. Mr. Nash also has direct responsibility for planning, designing, coding, and maintaining all of the Debtors' proprietary software (including front-end, back-end processes, and middleware), and for integrating third party technology. Mr. Nash has a Bachelors of Science degree in Computer Science from the University of Calgary. Mr. Nash's current compensation package consists of an annual salary of $73,000.

         The Debtors' four (4) managers and the five (5) remaining employees each have contributed significantly to the Debtors' turnaround efforts post-petition and are best-suited to manage the Debtors' ongoing business operations. Consequently, the Debtors intend to retain their current staffing levels, and hire one (1) or two (2) additional employees. These new employees will focus on advertising sales and business development, as the reorganized Debtors seize emerging revenue opportunities.

D.       EVENTS LEADING TO THE DEBTORS' RESPECTIVE CHAPTER 11 FILINGS

         The Debtors, like so many companies, have been adversely impacted by the widely publicized challenges facing Internet-based businesses over the past couple of years. Specifically, the Debtors' financial difficulties arose when the New York Stock Exchange ("NYSE") notified FRTI's stock-market information provider, S&P Comstock ("S&P"), that NYSE intended to terminate the Debtors' stock quote feed. Termination of FRTI's stock quote feed - if effectuated - would have terminated the Debtors' ability to provide continued service to their Internet subscribers, and therefore would have hampered severely the Debtors' ability to continue operating under their present "business model."

         In addition to the threatened loss of FRTI's stock feed, the Debtors incurred mounting losses as a result of significant drops in on-line advertising spending - historically, the Debtors' primary source of revenue. As a result of general pressure on the national economy and, in particular, on the financial services industry, the Debtors also suffered difficulty in executing various business initiatives, including new revenue strategies associated with the Debtors' acquisition, in August 2000, of RedChip.com - a move designed to broaden the Debtors' suite of proprietary content and service offerings into investment research and investor awareness programs. While attempting to bridge themselves to a better, more profitable business model - or, alternatively, to effectuate a sale of all or a portion of the Debtors' unprofitable assets - the Debtors burned through most of their cash resources.

         During the months immediately prior to the commencement of the Debtors' Chapter 11 cases, the Debtors made diligent efforts to restructure their financial affairs. Ultimately, those efforts proved unfruitful. On April 24, 2001, and in response to mounting pressure from Creditors, the Debtors filed concurrent petitions for relief under Chapter 11 of the Bankruptcy Code.

E.       SIGNIFICANT EVENTS DURING THE BANKRUPTCY

         1.       BANKRUPTCY PROCEEDINGS

         As noted, the Debtors' Chapter 11 Proceedings were commenced on April 24, 2001. Certain emergency "first day" matters in the Debtors' Chapter 11 cases, were disposed of on or before May 2, 2001. The Debtors' Chapter 11 cases are jointly administered pursuant to the Court's Order entered May 30, 2001.

         2.       COMPROMISE OF CONTROVERSY WITH NEW YORK STOCK EXCHANGE

         Immediately after commencing their Chapter 11 cases, the Debtors entered into discussions with the New York Stock Exchange regarding the pre-petition disputes that, in part, precipitated their respective cases. On May 30, 2001, the Debtors filed a Motion to Approve Stipulation re: Post-Petition Payments and Treatment of Particular Claims Between Debtor and the New York Stock Exchange ("NYSE Compromise Motion"). Through the NYSE Compromise Motion, the Debtors sought approval of a Stipulation with the New York Stock Exchange ("NYSE Stipulation") regarding the continued, post-petition utilization of the New York Stock Exchange's stock quote feed. On July 2, 2001, the Court entered its Order granting the NYSE Compromise Motion, and approving the NYSE Stipulation.

         3.       COMPROMISE OF CONTROVERSY WITH CMGI

         On May 31, 2001, the Debtors filed a Motion for Order Approving and Authorizing Debtor to Enter Into Settlement Agreement With CMGI ("CMGI Compromise Motion"). By the CMGI Compromise Motion, the Debtors sought the Court's approval of a Settlement Agreement and Mutual Release ("CMGI Stipulation"), which provided for the payment of $437,500, by CMGI to FRTI, in compromise and settlement of certain claims asserted against CMGI by FRTI. On July 2, 2001, the Court entered its Order granting the CMGI Compromise Motion and approving the CMGI Stipulation.

         4.       MOTION FOR RELIEF FROM STAY FILED BY ALISO VIEJO TOWN CENTER

         On June 11, 2001, the Debtors' landlord, Aliso Viejo Town Center Corporate Park, LLC ("AVTC") filed a Motion for Relief from Stay against FRTI. Through the Motion, AVTC sought relief to commence unlawful detainer proceedings against FRTI in connection with a commercial lease between FRTI and AVTC for the Debtors' business premises, then located at 26880 Laguna Hills Drive, Suite 200, Aliso Viejo, CA 92656. On July 11, 2001, the Debtors filed a Notice of Non-Opposition to the Motion. On July 30, 2001, the Court entered its Order granting AVTC's Motion.

         5.       MOTION FOR BAR DATE

         On June 15, 2001, the Debtors filed their Motion for Order Fixing Bar Date for the Filing of Proofs of Claim and for Approval of Form of Notice Thereof ("Bar Date Motion"), requesting that the Court establish a bar date with respect to the filing of proofs of claim and interest in the Debtors' Chapter 11 cases. On July 6, 2001, the Court entered its Order setting September 10, 2001 as the Bar Date in the Debtors' jointly administered Chapter 11 cases.

         6.       SALE OF REDCHIP SUBSIDIARY

         On September 20, 2001, FRTI filed its Motion for Order Authorizing Debtor's Facilitation of the Sale of Business Assets of RedChip.com ("RedChip Motion"). Through the RedChip Motion, FRTI sought the Court's authorization for FRTI to facilitate the sale of substantially all of the assets of a non-debtor subsidiary, RedChip.com and its wholly-owned subsidiaries, to a third party. On October 11, 2001, the Court entered its Order approving the RedChip Motion.

         7.       REJECTION OF EXODUS AGREEMENT

         On October 18, 2001, the Debtors filed their Motion for Order (1) Authorizing Rejection of Executory Contract with Exodus Communications; and (2) Authorizing Entry Into Internet Services Contract With Inflow, Inc. ("Exodus Rejection Motion"). As described therein, the Debtors sought the Court's approval of the Debtors' transition from bandwidth services provided by Exodus Communications to similar services provided at a fraction of the cost by Inflow, Inc. On November 14, 2001, the Court entered its Order approving the Exodus Rejection Motion.

         8.       COMPROMISE OF CONTROVERSY WITH AVTC

         On November 13, 2001, the Debtors filed their Motion to Approve Compromise of Controversy with AVTC ("AVTC Compromise Motion"). As set forth therein, the Debtors settled certain disputes with their prior landlord, AVTC, resulting in (i) a payment, by AVTC to the Debtors, of $190,000 in cash, and
(ii) the conditional release of approximately $900,000 in "lease termination" claims asserted against FRTI's Chapter 11 estate by AVTC ("AVTC Stipulation"). On December 3, 2001, the Court granted the AVTC Compromise Motion and approved the AVTC Stipulation.

         9.       EMPLOYMENT OF PROFESSIONALS IN THE DEBTORS' CHAPTER 11 CASES

         The Court has approved the employment of the following professionals:

--------------------------------- --------------------------------------- --------------------- ---------------------
          PROFESSIONAL                           FUNCTION                    DATE RETAINED         ORDER ENTERED
--------------------------------- --------------------------------------- --------------------- ---------------------
Winthrop Couchot                  General Insolvency Counsel                 April 24, 2001         June 8, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Latham & Watkins                  Special Corporate Counsel                  April 24, 2001        July 10, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Stradling, Yocca, et al.          Special Litigation Counsel                 April 24, 2001         July 9, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Kieckhafer, Schiffer & Co.        Accountants                                                     January 16, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------
Appleby Capital                   Financial Advisor                          June 19, 2001         Sept. 18, 2001
--------------------------------- --------------------------------------- --------------------- ---------------------


         10.      ADVERSARY PROCEEDINGS

         Currently, there are no adversary proceedings pending in the Debtors' cases, and no motions for relief pending in the Debtors' Chapter 11 cases.

         11.      OTHER LEGAL PROCEEDINGS

         The Debtors are not currently involved in any legal proceedings.

         12.      ACTUAL AND PROJECTED RECOVERY OF PREFERENTIAL OR FRAUDULENT
                  TRANSFERS

         In order to ensure the largest possible recovery for Creditors and stockholders of the Debtors, the reorganized Debtors will be authorized, as of the Effective Date, to investigate and to prosecute any and all objections to Claims, and to investigate and to prosecute claims, causes of action, (including Avoidance Actions under the Bankruptcy Code), of any nature whatsoever, that arise or exist on behalf of the Debtors' respective Chapter 11 estates. After the Effective Date, the reorganized Debtors will be authorized to compromise and settle any disputes where the amount in controversy is $5,000 or less without the need for Bankruptcy Court approval.

         13.      PROCEDURES IMPLEMENTED TO RESOLVE FINANCIAL PROBLEMS

         Since the inception of their respective Chapter 11 cases, the Debtors have endeavored to advance two (2) basic reorganization strategies along parallel tracks. In particular, the Debtors have believed that a prerequisite to viable plans and disclosure statements has been (i) the formulation and implementation of an effective repositioning of the Debtors' existing businesses, including the launch of new Internet services; and/or (ii) a viable sale of some or all of the Debtors' business assets. Consequently, the Debtors have pursued aggressively each of these options in the expectation of presenting their Creditors - and the Court - with a proposal or proposals that are economically beneficial, and in the best interests of their Creditors.

         The Debtors' efforts to date have yielded impressive results.
Specifically:

         o THE DEBTORS HAVE ACHIEVED AND ARE MAINTAINING PROFITABILITY POST-PETITION. Since their initial Chapter 11 filing in April 2001, the Debtors have achieved monthly improvement in their operating results and overall financial position, culminating with the achievement of profitable operations, or postive EBITDA (earnings before interest, taxes, depreciation, and amortization) during the months of November and December 2001. During 2002 and beyond, the Debtors project continued, pre- and post-confirmation profitability. The Debtors expect to sustain such profitability through a proven combination of revenue generation and cost reduction strategies, which the Debtors have already effectively implemented. The Debtors have achieved this success by repositioning their existing Internet services in a way that permits them (i) to continue to build their large on-line audience by offering continued value to WebSite users in a much more cost-efficient manner, and (ii) to generate new revenue streams directly from this audience through the addition of new subscription and media-based services, thereby supplementing the Debtors' legacy revenue streams.(3) Notably, the Debtors have implemented these strategies while continuing to grow and enhance the value of their user base and existing business operations.


--------------

(3) As noted in papers previously filed with the Court, the Debtors launched a number of new subscription services for Internet customers in August, 2001. The Debtors' new FRT Express(TM) service retails at $79.95 annually, and offers subscribers (i) a real-time watch-list for as many as fifty (50) stocks; (ii) immediate e-mail support; (iii) time and sales tracking for customer monitoring of stock trades; (iv) an "ad-free" environment (i.e., no "banner" or "pop-up" ads); and (v) dedicated servers for the service. In addition, the Debtors' new FRT Streamer(TM) service retails at $24.95 monthly, and offers subscribers an extensive variety of features, including (i) unlimited, tick-by-tick, streaming "real-time" quotes; (ii) tracking for up to four hundred (400) stocks; (iii) toll-free customer service; (iv) advanced historical charting and trend indicators for in-depth "technical" analysis of individual issues; (v) NASDAQ, Dow, and S&P index indicators for real-time, market-wide tracking; (vi) pop-up, highlight, and audio alerts providing notification for maximum gain/loss, price highs and lows, and volume indicators; and (vii) firewall friendly applications (i.e., the service works through corporate fire-walls). Such services complement and augment the value of the Debtors' existing businesses, and further enhance the Debtors' current reputation as innovators in "on-line" financial services.

         o THE DEBTORS HAVE AGGRESSIVELY REDUCED FIXED COSTS, AND SUCCESSFULLY IMPLEMENTED NEW REVENUE initiatives. Previously, the Debtors attracted as many users as possible to their WebSite by offering costly real-time exchange quotes for free, while offsetting these and related costs with the sale of "banner ads" and other WebSite advertising. The primary goal of this pre-petition strategy was to generate as much market share as possible, creating value for the Debtors as a leading Internet company. This strategy changed over the past eighteen months as on-line advertising spending languished, "profitability" became the primary goal for companies that previously had competed almost exclusively for market share regardless of cost, and many "dot-com" companies experienced consolidation, extreme contraction, or total extinction.

                            The Debtors have combated these pressures by
                  aggressively slashing costs and seizing new revenue opportunities. Although the sale of corporate advertising continues to provide a source of revenue for the Debtors, the Debtors have developed and launched new subscription services and investor awareness programs that generate substantial new revenues each month. Through the development of these new services, and refinement of the existing, high-quality, profitable services that have distinguished their WebSite from competitors in the space, the Debtors believe they can grow both their top- and bottom-lines over the coming years.

                            Further, by eliminating fixed costs, or converting
                  them into variable costs (costs which are tied to the generation of new subscription revenues - i.e., real-time stock exchange fees, bandwidth costs, and data feed costs, among others) the Debtors ensure that the majority of these otherwise potentially large costs are utilized directly to drive revenue, plus a healthy profit margin. The Debtors' strategy has produced excellent results: the Debtors continue to attract a large WebSite audience, and have added over three thousand new subscribers since August 2001 (i.e., approximately 600 new subscribers monthly), with new subscribers signing up every day. Moreover, the Debtors' subscription services are highly profitable and generate contribution margins ranging from 40% to over 60%.

                            In addition to growing new revenue streams and
                  maximizing old ones, the Debtors continue to attract hundreds of thousands of users (primarily sophisticated investors) every month to their WebSites. By providing a compelling suite of "free" services at a fraction of such services' historical cost, the Debtors have developed a formidable marketing engine
                  - the targeted audience is grown quickly and cost-efficiently, that audience is sold the Debtors' proprietary subscription services (and allied services) and access to that audience is sold to interested parties who seek to build awareness for their products and services or awareness for their public companies - such as corporate advertisers and investor relations departments.

                            The Internet's dynamic online trading space also
                  continues to yield fresh sources of revenue for the Debtors. Currently, the Debtors are pursuing revenue initiatives that include on-line trading alliances, distribution opportunities involving corporate finance and related transactions, the production and sale of "paid-for" investment research, and as others.

                           In summary, the Debtors have effectively reversed the
                  "cash burn" that characterized their pre-petition operations, and have rid themselves of a large corporate structure that, prior to these Chapter 11 cases, included as many as 130 employees. Instead, the Debtors are poised to emerge from the Chapter 11 process as disciplined, agile, and profitable entities, rich in intellectual property, proprietary technology, and - perhaps their most valuable asset - a large and loyal online user base.

         o THE DEBTORS HAVE SIGNIFICANTLY INCREASED EMAIL-BASED ADVERTISING SALES. In addition to these new subscription services, the Debtors also have increased their email-based advertising sales significantly beginning with the months of October and November 2001. Whereas in prior months, the Debtors generated $20,000 to $30,000 per month in advertising sales, the Debtors generated monthly advertising revenue in October and November 2001 of more than $125,000 and $350,000, respectively.

         o THE DEBTORS CONTINUE TO GROW THEIR ALREADY-SIGNIFICANT EMAIL BASE. The Debtors' Internet subscriber and e-mail base continues to grow in response to the Debtors' diligent efforts. The Debtors' have grown their email base from approximately 700,000 opted-in users to approximately 1.0 million - a 43% growth rate during the post-petition period. This growth benefits the Debtors in at least two ways: (i) the Debtors gain increased ability to sell email campaigns to advertisers desiring to reach larger audiences, and (ii) the Debtors can also more effectively market their own new subscription services to this audience via email - which, in turn, helps the Debtors increase their subscription revenues.

         o        THE DEBTORS CONTINUE TO GROW THEIR REGISTERED USER BASE.
                  Despite an ailing stock market and turbulence in the "online trading" Internet space, the Debtors continue to grow their registered user base. This growth in registered users has significantly enhanced the "brand value" of the Debtors' on-line properties, while the corresponding growth of subscriptions and the Debtors' advertising "reach" have simultaneously enhanced the Debtors' monthly bottom line.

         o THE DEBTORS HAVE RELENTLESSLY ELIMINATED FIXED COSTS. In addition to realigning their existing business model and offering a range of new subscription-based services for Internet users, the Debtors also have focused on the elimination of costs. Since the filing of their Chapter 11 cases, the Debtors have been able to reduce their fixed monthly costs by approximately $300,000, resulting in cost reductions of approximately fifty-five percent (55%). In addition, the Debtors continue to review and to reject burdensome executory contracts,(4) minimizing or eliminating altogether the accrual of administrative expenses otherwise associated with such agreements.

--------------------

(4) For example, FRTI rejected its Master Services Agreement with Exodus Communications, and in the ordinary course of its business, negotiated and entered into the InFlow Agreement - a replacement master services agreement - the terms of which are far more favorable to the Debtor than those previously existing under the Exodus Agreement.

         o THE DEBTORS' POST-PETITION OPERATING SUCCESS STANDS IN STARK CONTRAST TO THE ADVERSE MARKET IN WHICH SUCH SUCCESS HAS BEEN ACHIEVED. The Debtors' success is highlighted by the fact that, as noted above, it has been achieved despite adverse market conditions in the on-line financial services sector and the overall economic climate. Pre-petition, and in much more favorable economic conditions, the Debtors incurred operating losses nearly every month (including a combined operating loss of approximately $400,000 incurred during the month they commenced their Chapter 11 cases). By contrast, the Debtors' relentless and continued post-petition focus on cost reduction and revenue generation has resulted in month-over-month improved financial performance since the Chapter 11 filing. The Debtors' financial discipline resulted in near "break-even" status during October 2001, then operating profitability during the last two (2) months of the year (i.e., positive EBITDA). The Debtors anticipate that their businesses will achieve continued profitability during the first quarter of 2002 and thereafter - thereby facilitating this "stand-alone" reorganization.

         o THE DEBTORS HAVE ACTED AGGRESSIVELY IN REDUCING POTENTIAL RECOVERY ACTIONS TO CASH. The Debtors' pursuit of recovery efforts on behalf of their Chapter 11 estates has yielded similarly impressive results. As noted earlier, the Debtors are pleased to report that they have settled certain disputes with their prior landlord, Aliso Viejo Town Center Corporate Park, LLC ("AVTC"), resulting in (i) a payment, by AVTC to the Debtors, of $190,000 in cash, and (ii) the conditional release of approximately $900,000 in "lease termination" claims asserted against FRTI's Chapter 11 estate by AVTC. The Debtors have also recovered $437,500 of unpaid advertising revenues from CMGI during the post-petition period as referenced above. The Debtors continue to review and to investigate other potential sources of recovery for their respective Chapter 11 estates.

         14.      CURRENT AND HISTORICAL FINANCIAL CONDITIONS AND OPERATIONS

         The identity and estimated fair market value of the estate's assets are listed in Exhibit "A." The Debtors' current and historical conditions throughout the pendency of their respective Chapter 11 cases are best described by reference to the Debtors' Interim Statements and Operating Reports, attached at Exhibit "B."

         15.      THE DEBTORS' MARKETING EFFORTS

         As previously stated, in June 2001, the Debtors employed Appleby Capital as their financial advisor ("Appleby"). Since that time, Appleby's primary duty has been to assist the Debtors' executives in marketing the Debtors' businesses for sale. Through Appleby's extensive network of relationships in the e-Finance space and financial services sector, the Debtors' businesses were presented to over twenty (20) prospective buyers, including some of the largest "on-line" brokers and Internet media companies in the country. This process included dissemination of corporate marketing materials, face-to-face meetings between the Debtors' executives and the CEOs and Corporate Development and Information Technology executives of these companies, extensive due diligence performed by several prospective buyers, and many telephonic discussions and presentations.

         The Debtors' made significant progress with two (2) of these prospective buyers prior to the September 11th tragedy. Subsequently, these prospective buyers declined to make offers to buy the Debtors' businesses. Indeed, since the Petition Date, and despite many months of aggressive marketing, the Debtors have received no written offers for their businesses except for one written expression of interest very early in the process, which at the time the Debtors did not consider to be credible. This expression of interest was submitted almost immediately after the Debtors' initial Chapter 11 filing, in the stated amount of $2.5 million, by an entity that admitted that it lacked the necessary capital to consummate the transaction. The Debtors did not believe that this "interested party" was functionally capable of closing such purchase. More importantly, the Debtors and Appleby believed the Debtors' value during that pre-September 11th time-frame to be substantially higher than the $2.5 million suggested as a purchase price; i.e., at least $10 million. In their pre-September 11th professional judgment, the Debtors believed that Creditors would receive much greater value through a reorganization of the Debtors' businesses, or through continued marketing of such businesses for sale.

         16.      THE DEBTORS' DECISION TO EFFECT A "GOING PRIVATE" TRANSACTION

         In connection with the continued operation of their businesses, the Debtors have evaluated the relative merits of retaining their current, "publicly held" status, or effecting a "going private" transaction. The Debtors believe that expenditures of at least $250,000 would be required to "revamp" (i.e., restore to full SEC and state law compliance) FRTI's publicly traded stock. In addition, the Debtors believe that at least $350,000 in annual expenses, including legal fees, auditors' fees, stock exchange filing fees, reporting costs, insurance, and other costs would be required for FRTI to remain in compliance as a publicly traded entity. The Debtors believe that these costs would impact severely and adversely upon the Debtors' cash flows and cash on hand, and would be detrimental - if not completely fatal - to the Debtors' combined reorganization efforts. Based upon the Debtors' business projections, the Debtors believe that the cost of such regulatory compliance would be prohibitively expensive, and would defeat the purpose of the reorganized Debtors' existence - to provide value to the creditors. Furthermore, as stated above, the Debtors' marketing efforts to sell the business resulted in no offers that would have produced any return to the Debtors' equity holders.

                                      III.

                      SUMMARY OF THE PLAN OF REORGANIZATION
                      -------------------------------------

A.       WHAT CREDITORS AND INTEREST HOLDERS WILL RECEIVE UNDER THE PROPOSED
         PLAN

         As required by the Bankruptcy Code, the Plan classifies claims and interests in various classes according to their right to priority. The Plan states whether each class of claims or interests is impaired or unimpaired. The Plan provides the treatment each class will receive.

B.       UNCLASSIFIED CLAIMS

         Certain types of claims are not placed into voting classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Bankruptcy Code. As such, the Plan Proponent has not placed the following claims in a class.

1.       ADMINISTRATIVE EXPENSES

         Administrative expenses are claims for costs or expenses of administering the Debtors' Chapter 11 case, which are allowed under Code section 507(a)(1). The Code requires that all administrative claims be paid on the Effective Date of the Plan, unless a particular claimant agrees to a different treatment.

         The following chart lists all of the Debtors' ss. 507(a)(1) administrative claims (other than administrative claims that arise in the ordinary course of business each month for which Debtors have paid on a current basis in accordance with the payment terms afforded by their various creditors) (see Exhibit "F" for detailed information about each administrative expense claim):

  ========================================== ====================== ==============================================
  NAME                                            AMOUNT OWED       TREATMENT
  ------------------------------------------ ---------------------- ----------------------------------------------
  Winthrop Couchot                                  $50,000         Payment, in full, as of Effective Date
  ------------------------------------------ ---------------------- ----------------------------------------------
  Latham & Watkins                                  $20,000         Payment, in full, as of Effective Date
  ------------------------------------------ ---------------------- ----------------------------------------------
  Stradling, Yocca, et al.                          $2,400          Payment, in full, as of Effective Date
  ------------------------------------------ ---------------------- ----------------------------------------------
  Kieckhafer, Schiffer & Co.                        $5,000          Payment, in full, as of Effective Date
  ------------------------------------------ ---------------------- ----------------------------------------------
  Appleby Financial                                    -            Payment, in full, as of Effective Date
  ------------------------------------------ ---------------------- ----------------------------------------------
  Clerk's Office Fees                                  -            Payment, in full, prior to confirmation.
  ------------------------------------------ ---------------------- ----------------------------------------------
  Office of the U.S. Trustee Fees                      -            Payment, in full, prior to confirmation.
  ========================================== ====================== ==============================================
                                                     TOTAL          $77,400
  ========================================== ====================== ==============================================

         Court Approval of Fees Required:
         --------------------------------

         The Court must rule on all fees listed in this chart before the fees will be owed. For all fees except Clerk's Office fees and U.S. Trustee's fees, the professional in question must file and serve a properly noticed fee application and the Court must rule on the application. Only the amount of fees allowed by the Court will be owed and required to be paid under this Plan.

         As indicated above, the Debtors will need to pay an estimated $77,400 worth of these administrative claims on the Effective Date of the Plan unless the claimant has agreed to be paid later or the Court has not yet ruled on the claim, in addition to other administrative claims that arise in the ordinary course of the Debtors' business prior to the Effective Date of the Plan (projected to be an additional $100,000 on the confirmation date). As indicated elsewhere in this Disclosure Statement, the Debtors estimate they will have approximately $500,000 cash on hand on the Effective Date of the Plan. The source of this cash will be derived from the Debtors' continued post-petition operations, projected as set forth at Exhibit "B."

2.       PRIORITY TAX CLAIMS(5)

         Priority tax claims include certain unsecured income, employment and other taxes described by Code Section 507(a)(8). The Code requires that each holder of such a Section 507(a)(8) priority tax claim receive the present value of such claim in deferred cash payments, over a period not exceeding six years from the date of the assessment of such tax.

         The following chart lists all of the Debtors' Section 507(a)(8) priority tax claims asserted against the Debtors' respective Chapter 11 estates and their treatment under the Plan:

         FreeRealTime.com, Inc.
         ----------------------

  ===================================== ======================= =====================================================
  DESCRIPTION                                AMOUNT OWED        TREATMENT
  ===================================== ======================= =====================================================
  o Name = State of New York                                    o  Payment in full on Effective Date
  o Type of tax = Business Tax          To be Determined        o  Total Payout amount = $ To be Determined
  o Date tax assessed = 2/02/01
  ===================================== ======================= =====================================================

         FreeRealTime.com - Canada
         -------------------------

  ===================================== ======================= =====================================================
  DESCRIPTION                                AMOUNT OWED        TREATMENT
  ===================================== ======================= =====================================================
  o Name = City of Calgary                           $1,035.13  o  Payment in full on Effective Date
  o Type of tax = Business Tax                                  o  Total Payout amount = $1,035.13
  o Date tax assessed = 2/16/01
  ===================================== ======================= =====================================================
  o Name = Canada Customs & Revenue                  $2,798.11  o  Payment in full on Effective Date
    Agency                                                      o  Total Payout amount = $2,798.11
  o Type of tax = Customs Obligation
  o Date tax assessed = 1/31/01
  ===================================== ======================= =====================================================
  o Name = Canada Customs & Revenue                    $558.68  o  Payment in full on Effective Date
    Agency                                                      o  Total Payout amount = $558.68
  o Type of tax = Customs Obligation
  o Date tax assessed = 1/31/01
  ===================================== ======================= =====================================================

------------------

(5) In describing each of the claims set forth herein for purposes of their Joint Disclosure Statement and Plan of Reorganization, the Debtors make no admissions regarding the nature, extent, or validity of such claims. The Debtors currently are reviewing all claims filed against their respective Chapter 11 estates and will, as and when appropriate, seek the Court's disallowance of such claims. The Debtors have set forth such claims only for the purposes of complying with the disclosure requirements of 11 U.S.C. ss. 1125, pending the Debtors' objection to such claims, if any. The Debtors hereby expressly reserve all of their rights with regard to their review and, if appropriate, objection to such claims.

C.       CLASSIFIED CLAIMS AND INTERESTS

         1.       CLASSES OF SECURED CLAIMS

         The Debtors are unaware of any validly perfected secured claims filed against the Debtors' respective Chapter 11 estates.

         2.       CLASSES OF PRIORITY UNSECURED CLAIMS(6)

         Certain priority claims that are referred to in Code Sections 507(a)(3), (4), (5), (6), and (7) are required to be placed in classes. These types of claims are entitled to priority treatment as follows: the Code requires that each holder of such a claim receive cash on the Effective Date equal to the allowed amount of such claim. However, a class of unsecured priority claim holders may vote to accept deferred cash payments of a value, as of the Effective Date, equal to the allowed amount of such claim.

         The following chart lists all classes containing Debtors' 507(a)(3),
(a)(4), (a)(5), (a)(6), and (a)(7) priority unsecured claims and their treatment under the Plan (see Exhibit "G" for more detailed information about each priority unsecured claim):

         FreeRealTime.com, Inc.
         ----------------------

  ================ ======================================== ================== =====================================
  CLASS            DESCRIPTION                              IMPAIRED           TREATMENT
  ================ ======================================== ================== =====================================
                                                                               o  Paid in full in cash on Effective
  N/A              $ 11,674.23                                     No             Date

  ================ ======================================== ================== =====================================

         FreeRealTime.com - Canada
         -------------------------

         - None -

-------------------

(6) In describing each of the claims set forth herein for purposes of their Joint Disclosure Statement and Plan of Reorganization, the Debtors make no admissions regarding the nature, extent, or validity of such claims. The Debtors currently are reviewing all claims filed against their respective Chapter 11 estates and will, as and when appropriate, seek the Court's disallowance of such claims. The Debtors have set forth such claims only for the purposes of complying with the disclosure requirements of 11 U.S.C. ss. 1125, pending the Debtors' objection to such claims, if any. The Debtors hereby expressly reserve all of their rights with regard to their review and, if appropriate, objection to such claims.

3.       CLASS OF GENERAL UNSECURED CLAIMS

         General unsecured claims are unsecured claims not entitled to priority under Code section 507(a). The bar date for filing claims in the FRTI Chapter 11 cases was September 10, 2001. The Debtors have commenced a preliminary review of the proofs of claim filed by general unsecured Creditors. The Debtors propose to distribute to the general unsecured Creditors, along with holders of cure payments on executory contracts proposed to be assumed under the Plan, their PRO RATA number of newly issued shares of FRTI's common stock representing eighty percent (80%) of FRTI's total issued and outstanding shares (currently expected to be 8.0 million shares). The Debtors will provide all Creditors with quarterly post-confirmation financial reporting. The following chart summarizes the Plan's treatment of the class containing all of Debtors' general unsecured claims (see Exhibit "H" for detailed information about each general unsecured claim):



  =============== ========================== =================== ====================================================
  CLASS           DESCRIPTION                IMPAIRED            TREATMENT
  --------------- -------------------------- ------------------- ----------------------------------------------------
                  General unsecured claims
  1               (FRTI)                     Impaired; claims    Pro rata share of newly issued FRTI common shares
                                             in this class are   along with Class 2 and holders of cure payments,
                  o  Total amt of            entitled to vote    of 80% of shares issued and outstanding.
                  claims = $5.325 million    on the Plan.
  --------------- -------------------------- ------------------- ----------------------------------------------------
                  General unsecured claims
  2               (FreeRealTime.com -        Impaired; claims
                  Canada)                    in this class are   Pro rata share of newly issued FRTI common
                  o Total amt of             entitled to vote    shares along with Class 1 and holders of cure
                  claims = $275,000          on the Plan.        payments, of 80% of shares issued and outstanding.
  =============== ========================== =================== ====================================================


4.       CLASS(ES) OF INTEREST HOLDERS

         Interest holders are the parties who currently hold ownership interest (i.e., equity interest) in the Debtors. Where the Debtors are corporations, entities holding preferred or common stock in the Debtors are interest holders. The following chart identifies the Plan's treatment of the class of interest holders (see Exhibit "I" for more detailed information about each interest holder):


  ============== =================================== ==================== ===========================================
  CLASS          DESCRIPTION                         IMPAIRED             TREATMENT
  -------------- ----------------------------------- -------------------- -------------------------------------------
        3        Interest holders (FRTI)             Impaired; claims     Interest holders' Interest shall be
                                                     in this class are    cancelled (including common stock, and
                                                     entitled to vote     options or warrants to purchase such
                                                     on the Plan.         common stock).
  -------------- ----------------------------------- -------------------- -------------------------------------------
        4        Interest holders                    Impaired; claims     Interest holder will retain 100% of its
                 (FreeRealTime.com - Canada)         in this class are    interests under the Plan (note that FRTI
                                                     entitled to vote     owns 100% ownership interest in
                                                     on the Plan.         FreeRealTime.com -Canada).
  ============== =================================== ==================== ===========================================


D.       MEANS OF EFFECTUATING THE PLAN

         1.       FUNDING FOR THE PLAN

         The Debtors propose to fund the Plan by issuing new shares of FRTI common stock to the Creditors, with all rights in equity that inure as a result of such issuance. The transferability of shares of the newly issued common stock of FRTI under this Plan shall be subject to a first right of refusal of the Debtors or the Debtors' designee(s). With this stock issuance, the Plan effectively grants to the Creditors a controlling interest, or majority ownership (i.e. 80%), in FRTI. Twenty percent (20%) of the newly issued shares of common stock of FRTI shall be distributed to the Debtors' management and employees. The newly issued shares of common stock of FRTI as described above shall have no anti-dilution protection and the Debtors reserve the right to issue additional shares to potential capital investors, strategic partners, joint ventures, and/or other purposes as determined to be in the best interest of FRTI by FRTI's Board of Directors.

         As FRTI is projected to generate substantial profits and cash flow over the future, the value of FRTI's equity is projected to grow accordingly. Based on management's financial projections, the present value of the future cash flows of FRTI (a commonly used method of valuing equity) is believed to be approximately $2.0 to $3.0 million, an estimate of FRTI's total equity value. As such, the eighty (80%) equity interest granted to the Creditors is believed to be worth between $1.6 million and $2.4 million in today's dollars. Furthermore, the Creditors also would be entitled to their PRO RATA share of the net proceeds from any future sale of the Debtors' business, which presently is too speculative to quantify.

         Management believes that, as a result of FRTI's turnaround accomplishments and its proven ability to manage the Debtors' business in a profitable fashion even in the most adverse of economic climates, that the value of FRTI's equity will bring a financial return to the Creditors over time. In addition, management believes that distribution of FRTI common stock to the general unsecured creditors of FreeRealTime.com - Canada (as well as the creditors of FRTI) is appropriate. As an operating subsidiary of FRTI, FreeRealTime.com - Canada is, in essence, dependent entirely upon content and other services provided to the Debtors at the "parent" level. Consequently, FreeRealTime.com - Canada's relatively small body of unsecured creditors extended credit pre-petition to FreeRealTime.com - Canada based upon the recognition that invoices would be paid, if necessary, with funds supplied by FRTI. In light of these recognized pre-petition arrangements, and in light of the comparatively small amount of general unsecured obligations owed by FreeRealTime.com - Canada (such obligations comprise only approximately 8% of the total unsecured claims asserted against FRTI's Chapter 11 estate), the Debtors believe that it would be inequitable to deny PRO RATA treatment to creditors of FreeRealTime.com - Canada by limiting distributions of FRTI common stock at the "parent" level.

         2.       POST-CONFIRMATION MANAGEMENT

         The Debtors currently retain an aggregate work force of nine (9) individuals, including management and employees. Michael Neufeld will handle the substantial majority of day-to-day management functions, along with certain other managers (collectively, the "Management Team"). The Management Team, along with several employees, shall receive an aggregate of ten percent (10%) of FRTI's newly issued common stock contemplated by this Plan as a success bonus upon Plan confirmation, and an additional ten percent (10%) of the newly issued common stock as part of a management and employee incentive program with vesting provisions over time. In addition, each of the Debtors plans to enter into customary and reasonable employment agreements with its respective management, outlining management's respective duties and compensation, including salary, insurance benefits, vacation, sick leave, severance benefits, etc.

         3.       DISBURSING AGENT

         FRTI shall act as the Disbursing Agent for the purpose of making all distributions provided for under the Plan. The Disbursing Agent shall serve without bond and shall receive no compensation for distribution services rendered and expenses incurred pursuant to the Plan.

E.       RISK FACTORS

         A number of risk factors beyond the Debtors' control may impact upon the Debtors' performance under the Plan. As noted earlier, the Internet has undergone major transitions over the last eighteen (18) months. Throughout this period, the Debtors have retained and grown their large on-line user base, and have maintained a substantial presence on the Internet. However, the Debtors remain subject to the same challenges as those faced by other service providers operating in the same space.

         As stability begins to return to the Internet service market, and to the financial markets, the Debtors anticipate increased competition from other purveyors of on-line services. In particular, the Debtors expect competition from on-line brokerages, "brick and mortar"-based financial media companies with on-line services, and other content providers. Consequently, although they are positioned as a leading brand in their space, the Debtors believe that space will experience increased competition and a broader array of services to potential users. In order to address such risk, the Debtors will continue to add new, value-added services for their users in order to remain competitive.

         In addition, the success of this Plan is predicated on the cooperation of holders of approximately $2.9 million of "cure claims" whereby they would voluntarily subordinate the priority of their claims to a level of general unsecured creditors.

F.       OTHER PROVISIONS OF THE PLAN

         1.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  a.       ASSUMPTIONS

         The following are the unexpired leases and executory contracts to be assumed as obligations of the reorganized Debtors under this Plan (see Exhibit "C" for more detailed information on unexpired leases to be assumed and Exhibit "D" for more detailed information on executory contracts to be assumed):


         Nasdaq Market Data Agreement

         New York Stock Exchange and American Stock Exchange Market Data
            Agreement

         OPRA Market Data Agreement

         Comtex Newsfeed Agreement

         S&P ComStock Datafeed and License Agreements

         Perfect Circle Media Ad Representation Agreement

         Infospace Co-Brand Agreement

         IPO.com Co-Brand Agreement

         Multex/Marketguide Co-Brand Agreement

         IDEAadvisor Content Agreement

         Subscriber Agreements to Debtors' various subscription services(7)

         Contracts with current employees of the Debtors(8)

         On the Effective Date, each of the unexpired leases and executory contracts listed above shall be assumed as obligations of the reorganized Debtors. The Order of the Court confirming the Plan shall constitute an Order approving the assumption of each lease and contract listed above. If you are a party to a lease or contract to be assumed and you object to the assumption of your lease or contract, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section {I.B.3.} of this document for the specific date.

                  b.       REJECTIONS

         Not later than the Confirmation Date, all executory contracts and leases not assumed expressly as listed above will be rejected, including but not limited to:

----------------

(7) In addition to the executory agreements described above and at Exhibit "D" the Debtors are party to approximately 2, 200 subscriber agreements which existed as of the Petition Date. The Debtors are not in default, and owe no money or other "cure" obligation with regard to such contracts. The Debtors continue to perform under the terms and conditions of such contracts.

(8) The Debtors' assumption of such agreements does not extend to equity compensation grants included within any of these current employees' agreements made pre-Plan confirmation, as such equity is effectively canceled. Instead, new equity grants will be made upon Plan confirmation as part of the 20% management and employee participation as referenced herein.

         Balboa Capital Equipment Lease

         GE Capital Equipment Lease

         All employment and consulting contracts entered into by the Debtors with various parties(9)

         The Order Confirming the Plan shall constitute an Order approving the rejection of such contracts. If you are a party to a contract to be rejected and you object to the rejection of your contract or lease, you must file and serve your objection to the Plan within the deadline for objecting to the confirmation of the Plan. See Section {I.B.3.} of this document for the specific date.

         THE BAR DATE FOR FILING A PROOF OF CLAIM BASED ON A CLAIM ARISING FROM THE REJECTION OF A LEASE OR CONTRACT IS 30 DAYS FROM THE DATE SUCH CONTRACT IS REJECTED, BUT IN ANY EVENT, NOT LATER THAN 30 DAYS AFTER THE DATE OF THE COURT'S ENTRY OF AN ORDER CONFIRMING THE DEBTORS' PLAN. Any claim based on the rejection of a contract or lease will be barred if the proof of claim is not timely filed, unless the Court later orders otherwise.

         2.       CHANGES IN RATES SUBJECT TO REGULATORY COMMISSION APPROVAL

         The Debtors are not subject to governmental regulatory commission approval of its rates.

         3.       RETENTION OF JURISDICTION

         The Court will retain jurisdiction to the extent provided by law.

G.       TAX CONSEQUENCES OF PLAN

         CREDITORS AND INTEREST HOLDERS CONCERNED WITH HOW THE PLAN MAY AFFECT THEIR TAX LIABILITY SHOULD CONSULT WITH THEIR OWN ACCOUNTANTS, ATTORNEYS, AND/OR ADVISORS. The following disclosure of possible tax consequences is intended solely for the purpose of alerting readers about possible tax issues this Plan may present to the Debtors. The Plan Proponent CANNOT and DOES NOT represent that the tax consequences contained below are the only tax consequences of the Plan because the Tax Code embodies many complicated rules that make it difficult to state completely and accurately all the tax implications of any action.

---------------

(9) Except for those with current employees of the Debtors, as described above.

         The Debtors do not anticipate any negative tax consequences arising from the Plan. However, the Plan may give rise to unanticipated tax consequences to the holders of Interests and Claims against the Debtors. Each holder of an Interest or Claim against either of the Debtors is urged to consult with his or her own tax advisor regarding the federal, state and local tax consequences of the Plan.

                                      IV.

                    CONFIRMATION REQUIREMENTS AND PROCEDURES
                    ----------------------------------------

         PERSONS OR ENTITIES CONCERNED WITH CONFIRMATION OF THIS PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. THE FOLLOWING DISCUSSION IS INTENDED SOLELY FOR THE PURPOSE OF ALERTING READERS ABOUT BASIC CONFIRMATION ISSUES, WHICH THEY MAY WISH TO CONSIDER, AS WELL AS CERTAIN DEADLINES FOR FILING CLAIMS. THE PLAN PROPONENT CANNOT AND DOES NOT REPRESENT THAT THE DISCUSSION CONTAINED BELOW IS A COMPLETE SUMMARY OF THE LAW ON THIS TOPIC.

         Many requirements must be met before the Court can confirm a Plan. Some of the requirements include that the Plan must be proposed in good faith, acceptance of the Plan, whether the Plan pays Creditors at least as much as Creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements are not the only requirements for confirmation.

A.       WHO MAY VOTE OR OBJECT

         1.       WHO MAY OBJECT TO CONFIRMATION OF THE PLAN

         Any party in interest may object to the confirmation of the Plan, but as explained below not everyone is entitled to vote to accept or reject the Plan.

         2.       WHO MAY VOTE TO ACCEPT/REJECT THE PLAN

         A creditor or interest holder has a right to vote for or against the Plan if that creditor or interest holder has a claim which is both (1) allowed or allowed for voting purposes and (2) classified in an impaired class.

                  a.       WHAT IS AN ALLOWED CLAIM/INTEREST

         As noted above, a creditor or interest holder must first have an Allowed Claim or Interest to have the right to vote. Generally, any proof of claim or interest will be allowed, unless a party in interest brings a motion objecting to the claim. When an objection to a claim or interest is filed, the creditor or interest holder holding the claim or interest cannot vote unless the Court, after notice and hearing, either overrules the objection or allows the claim or interest for voting purposes.

         THE BAR DATE FOR FILING A PROOF OF CLAIM IN THIS CASE WAS SEPTEMBER 10, 2001. A creditor or interest holder may have an allowed claim or interest even if a proof of claim or interest was not timely filed. A claim is deemed allowed if (1) it is scheduled on the Debtors' schedules and such claim is not scheduled as disputed, contingent, or unliquidated, and (2) no party in interest has objected to the claim. An interest is deemed allowed if it is scheduled and no party in interest has objected to the interest. Consult Exhibits "F" through "I" to see how the Plan Proponent has characterized your claim or interest.

                  b.       WHAT IS AN IMPAIRED CLAIM/INTEREST

         As noted above, an allowed claim or interest only has the right to vote if it is in a class that is impaired under the Plan. A class is impaired if the Plan alters the legal, equitable, or contractual rights of the members of that class. For example, a class comprised of general unsecured claims is impaired if the Plan fails to pay the members of that class 100% of what they are owed.

         In this case, the Plan Proponent believes that classes 1, 2, 3 and 4 are impaired and that holders of claims in each of these classes are therefore entitled to vote to accept or to reject the Plan. The Plan Proponent believes that no classes are unimpaired. Parties who dispute the Plan Proponent's characterization of their claim or interest as being impaired or unimpaired may file an objection to the Plan contending that the Plan Proponent has incorrectly characterized the class.

         3.       WHO IS NOT ENTITLED TO VOTE

         The following four types of claims are not entitled to vote: (1) claims that have been disallowed; (2) claims in unimpaired classes; (3) claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(8), and (4) claims in classes that do not receive or retain any value under the Plan. Claims in unimpaired classes are not entitled to vote because such classes are deemed to have accepted the Plan. Claims entitled to priority pursuant to Code sections 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such claims are not placed in classes and they are required to receive certain treatment specified by the Code. Claims in classes that do not receive or retain any value under the Plan do not vote because such classes are deemed to have rejected the Plan. EVEN IF YOUR CLAIM IS OF THE TYPE DESCRIBED ABOVE, YOU MAY STILL HAVE A RIGHT TO OBJECT TO THE CONFIRMATION OF THE PLAN.

         4.       WHO CAN VOTE IN MORE THAN ONE CLASS

         A creditor whose claim has been allowed in part as a secured claim and in part as an unsecured claim is entitled to accept or reject a Plan in both capacities by casting one ballot for the secured part of the claim and another ballot for the unsecured claim.

         5.       VOTES NECESSARY TO CONFIRM THE PLAN

         If impaired classes exist, the Court cannot confirm the Plan unless (1) at least one impaired class has accepted the Plan without counting the votes of any insiders within that class, and (2) all impaired classes have voted to accept the Plan, unless the Plan is eligible to be confirmed by "cram-down" on non-accepting classes, as discussed later in Section {IV.A.8.}.

         6.       VOTES NECESSARY FOR A CLASS TO ACCEPT THE PLAN

         A class of claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the claims which actually voted, voted in favor of the Plan. A class of interests is considered to have "accepted" the Plan when at least two-thirds (2/3) in amount of the interest-holders of such class which actually voted, voted to accept the Plan.

         7.       TREATMENT OF NONACCEPTING CLASSES

         As noted above, even if all impaired classes do not accept the proposed Plan, the Court may nonetheless confirm the Plan if the non-accepting classes are treated in the manner required by the Code. The process by which non-accepting classes may be bound by the terms of a Plan is commonly referred to as "cram-down." The Code allows the Plan to be "crammed down" on non-accepting classes of claims or interests if it meets all consensual requirements except the voting requirements of 1129(a)(8) and if the Plan does not "discriminate unfairly" and is "fair and equitable" toward each impaired class that has not voted to accept the Plan as referred to in 11 U.S.C. ss. 1129(b) and applicable case law.

         8.       REQUEST FOR CONFIRMATION DESPITE NONACCEPTANCE BY IMPAIRED
                  CLASS(ES)

         The party proposing this Plan will ask the Court to confirm this Plan by cram-down on impaired classes
1, 2, 3 and 4 if any of these classes do not vote to accept the Plan.

B.       LIQUIDATION ANALYSIS

         Another confirmation requirement is the "Best Interest Test," which requires a liquidation analysis. Under the Best Interest Test, if a claimant or interest holder is in an impaired class and that claimant or interest holder does not vote to accept the Plan, then that claimant or interest holder must receive or retain under the Plan property of a value not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

         In a Chapter 7 case, a Chapter 7 trustee usually sells the Debtor's assets. Secured creditors are paid first from the sales proceeds of properties on which the secured creditor has a lien. Administrative claims are paid next. Next, unsecured creditors are paid from any remaining sales proceeds, according to their rights to priority. Unsecured creditors with the same priority share in proportion to the amount of their allowed claim in relationship to the amount of total allowed unsecured claims. Finally, interest holders receive the balance that remains after all Creditors are paid, if any.

         For the Court to be able to confirm this Plan, the Court must find that all Creditors and interest holders who do not accept the Plan will receive at least as much under the Plan as such holders would receive under Chapter 7 liquidation. The Plan Plan Proponent maintains that this requirement is met here, and provides below a demonstration, in balance sheet format, that all Creditors and interest holders will receive at least as much under the Plan as such Creditor or interest holder would receive under Chapter 7 liquidation ///

ASSETS VALUED AT LIQUIDATION VALUES:

CURRENT ASSETS

a. Cash on hand                                      $  480,000

b. Accounts receivable                               $   25,000
                                                     -----------

TOTAL CURRENT ASSETS                                                  $ 505,000

FIXED ASSETS

a. Computer and Office Equipment, Software, &        $   40,000
   Furniture                                         -----------

TOTAL FIXED ASSETS                                                    $  40,000

OTHER ASSETS

a. Intangibles                                       $   25,000
                                                     -----------

TOTAL OTHER ASSETS                                                    $  25,000
                                                                      ----------

TOTAL ASSETS AT LIQUIDATION VALUE                                     $ 570,000

LESS:

Secured creditor's recovery                                           $     -0-

LESS:

Chapter 7 trustee fees and expenses                                   $ 200,000

LESS:

Chapter 11 administrative expenses (includes ordinary business        $ 300,000
expenses, plus additional legal and other expenses associated with the liquidation and wind-down of the business)

Priority claims, excluding administrative expense claims              $  12,000

Other claims, subscription obligations                                $ 150,000

(1) Balance for unsecured claims                                      $     -0-

(2) Total amt of unsecured claims                                    $5,600,000

PERCENTAGE OF CLAIMS THAT UNSECURED CREDITORS WOULD RECEIVE OR RETAIN IN A CH. 7
LIQUIDATION: -0-

PERCENTAGE OF CLAIMS THAT UNSECURED CREDITORS WILL RECEIVE OR RETAIN UNDER THIS
PLAN: 80% OF EQUITY IN FRTI, ESTIMATED TO BE VALUED AT 29% TO 43% OF THEIR CLAIMS ON A PRESENT VALUE BASIS

         Below is a demonstration, in tabular format, that all creditors and interest holders will receive at least as much under the Plan as such creditor or holder would receive under a Chapter 7 liquidation.

  =================================== ================================== ==================================
  CLAIMS & CLASSES                    PAYOUT PERCENTAGE                  PAYOUT PERCENTAGE IN CHAPTER 7
                                      UNDER THE PLAN                     LIQUIDATION
  ----------------------------------- ---------------------------------- ----------------------------------
  Administrative Claims                             100%                               100%
  ----------------------------------- ---------------------------------- ----------------------------------
  Priority Tax Claims                               100%                               100%
  ----------------------------------- ---------------------------------- ----------------------------------
  Class 1 - General Unsecured                     29% - 43%                             0%
  Claims - FRTI.com
  ----------------------------------- ---------------------------------- ----------------------------------
  Class 2 - General Unsecured                     29% - 43%                             0%
  Claims - FreeRealTime.com - Canada
  ----------------------------------- ---------------------------------- ----------------------------------
  Class 3 - Interests (FRTI.com).        Interests will be Cancelled        Interests will be Cancelled
  ----------------------------------- ---------------------------------- ----------------------------------
  Class 4 - Interests                   Interest holders will retain        Interests will be Cancelled
  (FreeRealTime.com- Canada)             their interests in the Plan

  =================================== ================================== ==================================


C.       FEASIBILITY

         Another requirement for confirmation involves the feasibility of the Plan, which means that confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

         There are at least two important aspects of a feasibility analysis. The first aspect considers whether the Debtor will have enough cash on hand on the Effective Date of the Plan to pay all the claims and expenses which are entitled to be paid on such date. The Plan Plan Proponent maintains that this aspect of feasibility is satisfied as illustrated here:

Estimated Cash Debtors will have on hand by Effective Date from      $  500,000
ongoing operations:

TO PAY: Administrative claims                                         ($178,000)

TO PAY: Statutory costs & charges                                             -
                                                                     -----------
TO PAY: Other Plan Payments due on Effective Date                    $  (12,000)
(i.e Priority Claims)                                                -----------

Balance after paying these amounts                                   $  310,000
                                                                     -----------

The sources of the cash Debtors will have on hand by the Effective Date, as shown above are:

     $480,000       Cash in DIP Account now
      +20,000       Additional cash DIP will accumulate from net earnings
                    between now and Effective Date
         + -0-      Borrowing
         + -0-      Capital Contributions
         +  -       Other
     ----------
    $ 500,000       TOTAL

         The second aspect considers whether the Plan Proponent will have enough cash over the life of the Plan to make the required Plan payments. The Plan Proponent has provided financial statements, which include both historical and projected financial information. Please refer to Exhibit "B" for the relevant financial statements. YOU ARE ADVISED TO CONSULT WITH YOUR ACCOUNTANT OR FINANCIAL ADVISOR IF YOU HAVE ANY QUESTIONS PERTAINING TO THESE FINANCIAL STATEMENTS.

         In summary, the Plan proposes to distribute eighty percent (80%) of the new equity of FRTI to the Creditors of both of the Debtors. As the Debtors' financial projections demonstrate, and as described above, Debtors believe the value of the Creditors' new equity in FRTI is approximately $1.6 to $2.4 million in today's dollars (based upon the present value of their future cash flows). The Plan Proponent contends that Debtors' financial projections are feasible. Although the Debtors' historical financial statements indicate mostly negative operating cash flow since the Debtors' inception (primarily attributable to the Debtors' legacy businesses which have been subsequently reorganized, as described herein), the Debtors' average monthly cash flow, after paying operating expenses and post-confirmation taxes, during the bankruptcy case has improved significantly (i.e., averaged approximately $70,000 between October and November 2001). Furthermore, as discussed earlier in the Disclosure Statement at Section {II.D.4.}, Debtors have implemented procedures to reposition the Debtors' operations so that the Debtors expect to continue to remain profitable.

                                       V.

                         EFFECT OF CONFIRMATION OF PLAN
                         ------------------------------

A.       DISCHARGE

         This Plan provides that upon confirmation of the Plan, Debtors shall be discharged of liability for payment of debts incurred before confirmation of the Plan to the extent specified in 11 U.S.C. ss. 1141. However, the discharge will not discharge any liability imposed by the Plan.

B.       REVESTING OF PROPERTY IN THE DEBTORS

         Except as provided in Section {V.E.}, and elsewhere in the Plan, the confirmation of the Plan revests all of the property of the respective Chapter 11 estates in the Debtors. As noted earlier, in addition to distributing eighty percent (80%) of the newly issued shares of common stock in FRTI to the creditors, twenty percent (20%) of the newly issued shares of common stock of FRTI shall be distributed to the Debtors' management and employees.

C.       MODIFICATION OF PLAN

         The Plan Proponent may modify the Plan at any time before confirmation. However, the Court may require a new disclosure statement and/or re-voting on the Plan.

         The Plan Proponent may also seek to modify the Plan at any time after confirmation only if (1) the Plan has not been substantially consummated and (2) the Court authorizes the proposed modifications after notice and a hearing.

D.       POST-CONFIRMATION STATUS REPORT

         Within 120 days of the entry of the order confirming the Plan, the Plan Proponent shall file a status report with the Court explaining what progress has been made toward consummation of the confirmed Plan. The status report shall be served on the United States Trustee, the twenty largest unsecured creditors, and those parties who have requested special notice. Further status reports shall be filed every 120 days and served on the same entities.

E.       POST-CONFIRMATION CONVERSION/DISMISSAL

         A creditor or party in interest may bring a motion to convert or dismiss the case under ss. 1112(b), after the Plan is confirmed, if there is a default in performing the Plan. If the Court orders the case converted to Chapter 7 after the Plan is confirmed, then all property that had been property of the Chapter 11 estate, and that has not been disbursed pursuant to the Plan, will revest in the Chapter 7 estate. The automatic stay will be reimposed upon the revested property, but only to the extent that the Court did not previously authorize relief from stay during this case.

         The order confirming the Plan may also be revoked under very limited circumstances. The Court may revoke the order if the order of confirmation was procured by fraud and if a party in interest brings an adversary proceeding to revoke confirmation within 180 days after the entry of the order of confirmation.

F.       FINAL DECREE

         Once the estate has been fully administered as referred to in Bankruptcy Rule 3022, the Plan Proponent, or such other party as the Court shall designate in the Plan Confirmation Order, shall file a motion with the Court to obtain a final decree to close the case.

DATED:  January ____, 2002       FreeRealTime.com,
                                 a California corporation

                                 By:
                                     -------------------------------------------


DATED:  January ____, 2002       FreeRealTime.com Canada,


                                 By:
                                     -------------------------------------------

DATED: January ___, 2002         WINTHROP COUCHOT
                                 PROFESSIONAL CORPORATION


                                 By:
                                     -------------------------------------------
                                               Paul J. Couchot
                                               Michael D. Good
                                               William J. Wall
                                 Attorneys for Debtors and Debtors-in-Possession

                                      VI.

                             SUPPORTING DECLARATIONS
                             -----------------------

         I, Michael Neufeld, declare:

         1. I am the President, Chief Executive Officer, and Chief Financial Officer of the debtors and debtors-in-possession herein (the "Debtors"), and am authorized to make this Declaration on their behalf. The matters stated herein are within my own personal knowledge and if called as a witness, I could and would competently testify thereto.

         2. In my role as Chief Executive Officer of the Debtors, I have been responsible for overseeing the day-to-day operations of the Debtors as well as the financial performance of the Debtors. Consequently, I am involved in supervising all aspects of the Debtors' financial and business affairs.

         3. I have assisted in the preparation of the Disclosure Statement attached hereto, and have reviewed all of the information set forth therein. To the best of my knowledge, all of the information described therein is true and correct.

         I declare under penalty of perjury under the laws of the State of California and the United States of America that the foregoing is true and correct to the best of my knowledge.

         EXECUTED this ____ day of January 2002 at ____________________,
California.



                                           ------------------------------------
                                                     Michael Neufeld

                         EXHIBIT A - LIST OF ALL ASSETS
                                 [SEE ATTACHED]

                        EXHIBIT B - FINANCIAL STATEMENTS

         As directed by the Court, the historical financial statements for the three years preceding the petition date and projected financial statements for the life of the Plan are attached. This formation is supplied by Michael Neufeld and is based on the Debtors' historical and projected financial statements.